Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 21, 2017
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, April 21, 2017 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the quarter ended March 31, 2017.  Beneficial recorded net income of $8.4 million, or $0.11 per diluted share, for the quarter ended March 31, 2017 compared to net income of $5.0 million, or $0.07 per diluted share, for the quarter ended March 31, 2016.

On April 20, 2017, Beneficial declared a cash dividend of 6 cents per share, payable on or after May 11, 2017, to common shareholders of record at the close of business on May 1, 2017.

Highlights for the quarter ended March 31, 2017 are as follows:

•                                          Net interest margin increased to 3.04% for the quarter ended March 31, 2017 compared to 2.87% for the same period in 2016.  Our net interest margin has benefited from organic loan growth, the impact of the Conestoga Bank acquisition completed during the second quarter of 2016, and continued improvement in the mix of our balance sheet from a year ago.

•                                          For the quarter ended March 31, 2017, net interest income increased $8.6 million, or 26.5%, to $40.8 million compared to $32.2 million for the same period in 2016, primarily due to the Conestoga Bank acquisition and strong organic loan growth.

•                                          For the quarter ended March 31, 2017, our loan portfolio increased $45.7 million, or 1.1% (4.5% annualized growth) due primarily to increases in our commercial real estate portfolio.

•                                          During the quarter ended March, 31, 2017, the Company recorded a $668 thousand net gain on the sale of $7.3 million of the guaranteed portion of SBA loans.

•                                          Charge-offs continue to remain low.  Net charge-offs for the quarter ended March 31, 2017 totaled $766 thousand, or 8 basis points annualized of average loans, compared to net charge-offs of $267 thousand, or 3 basis points annualized of average loans, in the same period in the prior year.

•                                          For the quarter ended March 31, 2017, our deposits increased $60.7 million, or 1.5%, due primarily to a $40.6 million increase in savings and club accounts.

•                                          We remain focused on deploying our capital.  Our tangible capital to tangible assets decreased to 15.07% at March 31, 2017 compared to 19.64% at March 31, 2016.  The decrease in this ratio can be attributed to share repurchases and cash dividends, as well as the impact of the acquisition of Conestoga Bank.  Tangible book value per share totaled $11.20 at March 31, 2017.

Gerard Cuddy, Beneficial’s President and CEO, stated “Despite high business and consumer optimism, we saw some slow down in loan demand during the first quarter that we believe is related to some hesitancy of borrowers until there is greater clarity on tax, trade, and infrastructure spending policies.  Our results during the quarter were benefitted from the successful integration of Conestoga Bank and continued organic loan growth.  Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve Beneficial’s financial performance.”

Balance Sheet

Total assets increased $123.2 million, or 2.1%, to $5.86 billion at March 31, 2017 compared to $5.74 billion at December 31, 2016.  The increase in total assets was primarily due to an increase in cash and cash equivalents and loan growth, partially offset by a decline in investment securities.

Cash and cash equivalents increased $133.0 million, or 46.3%, to $420.1 million at March 31, 2017 from $287.0 million at December 31, 2016.  The increase in cash and cash equivalents was primarily driven by growth in deposits and an increase in borrowed funds to meet projected liquidity needs and lock in lower funding rates.

Investments decreased $54.2 million, or 5.0%, to $1.02 billion at March 31, 2017 compared to $1.08 billion at December 31, 2016, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $45.7 million, or 1.1%, to $4.06 billion at March 31, 2017 from $4.01 billion at December 31, 2016.  The increase in loans was primarily due to organic growth in our commercial real estate portfolio.  During the first quarter we discontinued offering indirect auto loans as other lending channels provided higher levels of profitability and returns on capital.  The indirect auto portfolio totaled $219.1 million, or 5.4% of the total loan portfolio, at March 31, 2017 down $15.5 million, or 6.6% from $234.6 million at December 31, 2016.  This portfolio will continue to run-off over its remaining average life of approximately 4 years.

Deposits increased $60.7 million, or 1.5%, to $4.22 billion at March 31, 2017 from $4.16 billion at December 31, 2016.  Deposit growth was primarily achieved through organic core deposit growth of $40.6 million in savings and club accounts.

Borrowings increased $50.0 million to $540.4 million at March 31, 2017 and are being used as a low cost funding source to replace higher cost brokered CDs and fund organic loan growth.

Stockholders’ equity increased $16.2 million, or 1.6%, to $1.03 billion at March 31, 2017 from $1.01 billion at December 31, 2016.  The increase in stockholders’ equity was primarily due to the issuance of 823,487 shares from the exercise of stock options resulting in an increase in additional paid in capital and net income for the first quarter of 2017, partially offset by the declaration of cash dividends during the quarter ended March 31, 2017.

Net Interest Income

For the quarter ended March 31, 2017, net interest income was $40.8 million, an increase of $8.6 million, or 26.5%, from the quarter ended March 31, 2016.  The increase in net interest income was primarily due to the impact of the Conestoga Bank acquisition as well as improvement in our balance sheet mix and related interest earning assets with growth occurring in our higher yielding loan portfolio and a reduction in investments.  Our average loans increased $1.1 billion or 36.6% for the first quarter of 2017 compared to the same period a year ago while average investments decreased $199.5 million or 13.2%.  The net interest margin totaled 3.04% for the quarter ended March 31, 2017 as compared to 2.87% for the same period in 2016.  During the quarter ended March 31, 2017, the net interest margin was negatively impacted 6 basis points by higher cash levels as we have established excess liquidity to lock in lower funding costs to meet our future projected liquidity needs.  We expect cash levels to decrease during the remainder of the year as we fund future loan growth.

Non-interest Income

For the quarter ended March 31, 2017, non-interest income totaled $7.1 million, an increase of $1.7 million, or 32.3%, from the quarter ended March 31, 2016.  The increase was primarily due to a $668 thousand net gain on the sale of $7.3 million of the guaranteed portion of SBA loans, a $293 thousand increase in interchange fees, a $253 thousand increase in mortgage banking income, and a $249 thousand increase in limited partnership earnings recorded during the quarter ended March 31, 2017.

Non-interest Expense

For the quarter ended March 31, 2017, non-interest expense totaled $35.4 million, an increase of $5.0 million, or 16.6%, from the quarter ended March 31, 2016.  The increase in non-interest expense was primarily due to a $3.0 million increase in salaries and employee benefits and an $899 thousand increase in board fees primarily due to compensation associated with equity awards granted under the 2016 Omnibus Incentive Plan as well as annual merit increases. The increase in non-interest expense during the quarter ended March 31, 2017 can also be attributed to a $442 thousand increase in occupancy expense related to the acquisition of Conestoga Bank, a $189 thousand increase in marketing expense, and a $182 thousand increase in professional fees. These increases to non-interest expense were partially offset by an $838 thousand decrease in merger and restructuring charges related to the acquisition of Conestoga Bank and the Bank’s expense management reduction program that was announced in April 2016.

Income Taxes

For the quarter ended March 31, 2017, we recorded a provision for income taxes of $3.5 million, reflecting an effective tax rate of 29.6%, compared to a provision for income taxes of $2.2 million, reflecting an effective tax rate of 30.7%, for the quarter ended March 31, 2016.  During the quarter ended March 31, 2017, the effective tax rate was lowered by the impact of stock option exercises.  Management believes the effective tax rate for the remainder of 2017 will likely remain closer to the 35.0% statutory tax rate.

Asset Quality

Non-accruing loans, excluding government guaranteed student loans, increased $11.9 million, or 98.3%, to $23.9 million at March 31, 2017 compared to $12.1 million at December 31, 2016.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, increased to 0.41% at March 31, 2017 compared to 0.22% at December 31, 2016.  The increase in non-accruing loans can primarily be attributed to the downgrade to doubtful and change to non-accrual of a $9.6 million shared national credit.  The Company has reviewed the status of this shared national credit and determined that no charge off or specific reserves were required as of March 31, 2017.

As a result of loan growth and charge-offs during the quarter, we recorded a $600 thousand provision for loan losses during the quarter ended March 31, 2017 compared to no provision for loan losses during the quarter ended March 31, 2016.  Net charge-offs for the quarter ended March 31, 2017 totaled $766 thousand, or 8 basis points annualized of average loans compared to net charge-offs of $267 thousand, or 3 basis points annualized of average loans, in the same period in the prior year.

Our allowance for loan losses totaled $43.1 million, or 1.06% of total loans, as of March 31, 2017 compared to $43.3 million, or 1.08% of total loans, as of December 31, 2016 and $45.2 million, or 1.44% of total loans, as of March 31, 2016.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of March 31, 2017, Beneficial’s tangible capital to tangible assets totaled 15.07%. In addition, at March 31, 2017, we had the ability to borrow up to $2.0 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia.

Beneficial’s capital ratios are considered to be well capitalized and are as follows:

					Capital in Excess
				Minimum Well	of Minimum
	3/31/2017	12/31/2016	3/31/2016	Capitalized Ratio	3/31/2017

Tier 1 Leverage (to average assets)	16.18%	16.15%	20.58%	5.0%	$626,341
Common Equity Tier 1 Capital (to risk weighted assets)	21.37%	21.45%	29.15%	6.5%	613,360
Tier 1 Capital (to risk weighted assets)	21.97%	22.06%	29.89%	8.0%	576,482
Total Capital Ratio (to risk weighted assets)	23.03%	23.14%	31.14%	10.0%	537,405

The Bank’s capital ratios are considered to be well capitalized and are as follows:

					Capital in Excess
				Minimum Well	of Minimum
	3/31/2017	12/31/2016	3/31/2016	Capitalized Ratio	3/31/2017

Tier 1 Leverage (to average assets)	14.68%	14.76%	16.81%	5.0%	$542,152
Common Equity Tier 1 Capital (to risk weighted assets)	19.95%	20.17%	24.42%	6.5%	554,367
Tier 1 Capital (to risk weighted assets)	19.95%	20.17%	24.42%	8.0%	492,549
Total Capital Ratio (to risk weighted assets)	21.00%	21.25%	25.67%	10.0%	453,507

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 62 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of Conestoga Bank into our operations and our ability to realize related revenue synergies and cost savings within expected time frames. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2017	2016	2016
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$45,777	$45,791	$40,381
Interest-bearing deposits	374,302	241,255	71,384
Total cash and cash equivalents	420,079	287,046	111,765

Investment Securities:
Available-for-sale	438,467	451,544	582,402
Held-to-maturity	559,441	602,529	673,222
Federal Home Loan Bank stock, at cost	23,231	21,231	8,786
Total investment securities	1,021,139	1,075,304	1,264,410

Loans and leases:	4,056,262	4,010,568	3,151,785
Allowance for loan and lease losses	(43,095)	(43,261)	(45,234)
Net loans and leases	4,013,167	3,967,307	3,106,551

Accrued interest receivable	16,715	16,635	14,794

Bank premises and equipment, net	74,302	75,444	72,465

Other assets:
Goodwill	169,002	169,125	121,973
Bank owned life insurance	79,891	80,664	65,095
Other intangibles	3,878	4,446	3,915
Other assets	63,646	62,622	53,726
Total other assets	316,417	316,857	244,709
Total assets	$5,861,819	$5,738,593	$4,814,694

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$539,987	$518,294	$409,716
Interest bearing deposits	3,678,869	3,639,894	3,100,774
Total deposits	4,218,856	4,158,188	3,510,490
Borrowed funds	540,427	490,423	190,410
Other liabilities	72,570	76,226	67,206
Total liabilities	4,831,853	4,724,837	3,768,106
Commitments and contingencies
Stockholders’ equity:
Preferred stock – $.01 par value	—	—	—
Common stock – $.01 par value	842	834	831
Additional paid-in capital	784,245	772,925	789,978
Unearned common stock held by employee stock ownership plan	(28,929)	(29,546)	(31,397)
Retained earnings	403,093	399,620	387,974
Accumulated other comprehensive loss, net	(25,345)	(25,833)	(18,562)
Treasury stock, at cost	(103,940)	(104,244)	(82,236)
Total stockholders’ equity	1,029,966	1,013,756	1,046,588
Total liabilities and stockholders’ equity	$5,861,819	$5,738,593	$4,814,694

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
INTEREST INCOME:
Interest and fees on loans and leases	$41,487	$40,312	$29,990
Interest on overnight investments	529	346	259
Interest and dividends on investment securities:
Taxable	5,356	5,578	6,360
Tax-exempt	22	191	325
Total interest income	47,394	46,427	36,934

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	602	608	466
Money market and savings deposits	1,461	1,469	1,322
Time deposits	2,187	2,212	1,628
Total	4,250	4,289	3,416
Interest on borrowed funds	2,370	2,245	1,278
Total interest expense	6,620	6,534	4,694
Net interest income	40,774	39,893	32,240
Provision for loan losses	600	485	—
Net interest income after provision for loan losses	40,174	39,408	32,240

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	2,093	1,524	1,990
Service charges and other income	4,099	6,034	3,385
Mortgage banking and SBA income	879	641	(28)
Net loss on sale of investment securities	(3)	(3)	(4)
Total non-interest income	7,068	8,196	5,343

NON-INTEREST EXPENSE:
Salaries and employee benefits	18,828	18,478	15,817
Occupancy expense	2,735	2,553	2,293
Depreciation, amortization and maintenance	2,416	2,478	2,317
Marketing expense	1,102	1,571	913
Intangible amortization expense	568	578	474
FDIC insurance	432	208	553
Merger and restructuring charges	—	—	838
Professional fees	1,211	1,560	1,029
Classified loan and other real estate owned related expense	268	326	292
Other	7,807	7,725	5,807
Total non-interest expense	35,367	35,477	30,333

Income before income taxes	11,875	12,127	7,250
Income tax expense	3,520	4,507	2,227

NET INCOME	$8,355	$7,620	$5,023

EARNINGS PER SHARE — Basic	$0.11	$0.10	$0.07
EARNINGS PER SHARE — Diluted	$0.11	$0.10	$0.07

DIVIDENDS DECLARED PER SHARE	$0.06	$0.06	$—

Average common shares outstanding — Basic	70,041,340	69,693,775	76,162,515
Average common shares outstanding — Diluted	70,822,040	70,559,186	76,993,671

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2017		December 31, 2016		March 31, 2016
	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,306,704	1.81%	$1,354,169	1.81%	$1,506,173	1.84%
Overnight investments	261,607	0.82%	247,937	0.56%	205,383	0.50%
Stock	22,545	4.65%	20,448	4.61%	8,787	4.45%
Other investment securities	1,022,552	2.00%	1,085,784	2.04%	1,292,003	2.04%

Loans and leases:	4,063,153	4.10%	3,925,797	4.07%	2,975,549	4.02%
Residential	894,589	3.89%	862,152	3.97%	734,020	4.16%
Commercial real estate	1,642,713	4.05%	1,528,946	3.95%	1,087,469	3.94%
Business and small business	866,015	4.32%	868,435	4.24%	531,762	3.77%
Personal	659,836	4.17%	666,264	4.22%	622,298	4.22%

Total interest earning assets	$5,369,857	3.54%	$5,279,966	3.49%	$4,481,722	3.29%

Deposits:	$3,654,673	0.47%	$3,623,434	0.47%	$3,067,501	0.45%
Savings	1,290,405	0.34%	1,256,693	0.34%	1,155,603	0.34%
Money market	448,439	0.34%	447,094	0.35%	399,739	0.34%
Demand	917,011	0.24%	902,731	0.24%	763,857	0.23%
Demand - municipals	128,463	0.19%	130,187	0.18%	128,946	0.11%
Total core deposits	2,784,318	0.30%	2,736,705	0.30%	2,448,145	0.29%

Time deposits	870,355	1.02%	886,729	0.99%	619,356	1.06%

Borrowings	523,258	1.81%	470,856	1.87%	190,462	2.70%

Total interest bearing liabilities	$4,177,931	0.64%	$4,094,290	0.63%	$3,257,963	0.58%

Non-interest bearing deposits	506,097		508,516		395,940

Net interest margin		3.04%		3.00%		2.87%

ASSET QUALITY INDICATORS

	March 31,	December 31,	March 31,
(Dollars in thousands)	2017	2016	2016

Non-performing assets:
Non-accruing loans	$23,930	$12,069	$13,731
Accruing loans past due 90 days or more	16,805	14,843	21,223
Total non-performing loans	40,735	26,912	34,954

Real estate owned	346	821	827

Total non-performing assets	$41,081	$27,733	$35,781

Non-performing loans to total loans and leases	1.00%	0.67%	1.11%
Non-performing assets to total assets	0.70%	0.48%	0.74%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.41%	0.22%	0.30%
ALLL to total loans and leases	1.06%	1.08%	1.44%
ALLL to non-performing loans	105.79%	160.75%	129.41%
ALLL to non-performing loans, excluding government guaranteed student loans	180.09%	358.45%	329.43%

Key performance ratios (annualized) are as follows for the three months ended (unaudited):

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.59%	0.53%	0.42%
Return on average equity	3.35%	2.97%	1.87%
Net interest margin	3.04%	3.00%	2.87%
Net charge-off ratio	0.08%	0.17%	0.03%
Efficiency ratio	73.92%	73.77%	80.71%
Efficiency ratio (excluding merger & restructuring charges)	73.92%	73.77%	78.48%
Tangible common equity	15.07%	15.10%	19.64%